Exhibit 99.2

SUPERCONDUCTOR TECHNOLOGIES COMMENCES PUBLIC OFFERING

SANTA BARBARA, April 29, 2004 —Superconductor Technologies Inc. (Nasdaq: SCON) (“STI”) today announced the filing of a prospectus supplement to its shelf registration statement for a public offering of 20,000,000 shares of common stock. The offering is being led by Needham & Company, Inc. and co-managed by Merriman Curhan Ford & Co. STI plans to use the net proceeds from the offering for working capital, general corporate purposes and repayment of a bridge loan.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A shelf registration statement relating to the shares that STI intends to sell has previously been filed with, and declared effective by, the Securities and Exchange Commission. Any offer, if at all, will be made only by means of a prospectus, including prospectus supplement, forming a part of the effective registration statement. When available, copies of a prospectus, including a prospectus supplement, with respect to this offering may be obtained from Needham & Company, Inc., 445 Park Avenue, New York City, New York 10022, (212) 371-8300.

Safe Harbor Statement

The press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, STI’s views on future fundraising plans, profitability, revenues, market growth, capital requirements and new product introductions, and are generally identified by phrases such as “thinks,’’ “anticipates,’’ “believes,’’ “estimates,’’ “expects,’’ “intends,’’ “plans,’’ “goals” and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. For example, the financial results reported in this press release are based on certain assumptions and estimates made by management and are subject to adjustment prior to the filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended April 3, 2004 with the SEC. Other factors and uncertainties include: STI’s ability to expand its operations to meet anticipated product demands; the ability of STI’s products to achieve anticipated benefits for its customers; the anticipated growth of STI’s target markets; unanticipated delays in shipments to customers; and STI’s ability to maintain profitability. STI refers interested persons to its most recent Annual Report on Form 10-K and its other

SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements. Forward-looking statements are based on information presently available to senior management, and STI has not assumed any duty to update any forward-looking statements.

Contact

For further information please contact: Martin McDermut, Senior Vice President, Chief Financial Officer of Superconductor Technologies Inc., +1-805-690-4500, mmcdermut@suptech.com; or Investor Relations, Lillian Armstrong, invest@suptech.com, or Moriah Shilton, both of Lippert / Heilshorn & Associates, +1-415-433-3777, for Superconductor Technologies Inc.

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